OppenheimerFunds
OppenheimerFunds, Inc.
Two World Trade Center, 34th Floor New York NY 10048-0203
December 1, 1999
Tel 212 323 0200


Preferred Life Insurance Company of New York
152 West 57th Street
18th Floor
New York, NY 10019
Attn: Eugene Long


Dear Mr. Long:

The following constitutes a letter of understanding (the "Agreement") whereby OppenheimerFunds, Inc. ("OFI") intends to compensate Preferred Life Insurance Company of New York ("Preferred") for providing administrative support services to contract owners of any variable annuity and variable life insurance products issued or administered by Preferred Life Insurance Company of New York ("Preferred Products") with contract values allocated to investment options investing in Oppenheimer Variable Account Funds ("OVAF"), a series investment company dedicated to insurance company separate accounts for which OR acts as investment manager. Such services are described in Schedule A hereto, which is made a part of the Agreement. This Agreement may be cancelled by any party upon ten days written notice: (1) if the participation agreement for Preferred Products between OFI, Preferred and OVAF is terminated; (2) if either party is subject to a change of control; or (3) if it is not permissible to continue this Agreement under laws, rules or regulations applicable to OVAF, OR or Preferred. Either party may also cancel this Agreement upon ninety days' written notice if neither Preferred nor any underwriter under its control actively promotes Preferred Products with any of OVAF's portfolios as underlying option(s) to customers. Either party may also cancel this Agreement upon six months' prior written notice.

This Agreement will be effective as of February 1, 2000. Payment will be made to Preferred quarterly during the term this Agreement is in effect, no later than thirty days following the end of the quarter starting with the quarter ending March 31, 2000. Payments shall be computed as set forth in Schedule C hereto.

Other terms and conditions:

A. Except to the extent that Preferred's, OFFs or OVAF's counsel may deem it necessary or advisable to disclose in their respective prospectuses or elsewhere, the terms of this Agreement will be held confidential by each party. The party making such disclosure shall provide advance written notification, including particulars, to the other party that it is making such disclosure.

B. No other fees, sales meeting costs or other expenses will be required of OR (or any subsidiary or division) or OVAF in connection with the Preferred Products.

C. On reasonable advance written notice to Preferred, and upon compliance by Preferred with any necessary legal requirements, OFI or a subsidiary may pay all or a portion of the fees provided for in this Agreement under any service fee or Rule 12b-1 plan hereafter adopted by OVAF, which shall satisfy that portion of OFPs payment obligation hereunder.

D. OFI will be responsible for calculating the fee payable hereunder; however, each party shall provide each other party or its designated agent reasonable access to its records to permit it to audit or review the accuracy of the charges submitted by Preferred for payment under this Agreement, and the accuracy of payments by OFI.

E. The letter agreement from OFI to Preferred and Allianz Life Insurance Company of North America, dated November 15, 1999, is hereby replaced in its entirety by this Agreement. This Agreement does not modify or replace any other agreement pertaining to any Oppenheimer fund other than OVAF.

F.Should any term of this Agreement conflict with the terms of that certain fund Participation Agreement (the "Participation Agreement") entered into by and between OVAF, OFI and Preferred as of November 15, 1999, then the Participation Agreement shall control.

We look forward to a long and prosperous relationship. If this Agreement meets with your approval, please have the enclosed duplicate copy of this letter signed on behalf of Preferred, and return it to my attention.

Sincerely,

/s/ Michael Keogh

Michael F.X. Keogh
Title: Vice President,
OppenheimerFunds, Inc.

Agreed to and accepted on behalf of
PREFERRED LIFE INSURANCE COMPANY OF NEW YORK

By:  /s/ Michael T. Westermeyer

Michael T. Westermeyer
Title: Secretary



                                   Schedule A
          (Administrative Support Services to be Provided by Preferred)

Maintenance of Books and Records

Assist as necessary to maintain book entry records on behalf of the Funds regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Fund shares. Maintain general ledgers regarding the Accounts' holdings of Fund shares, coordinate and reconcile information, and coordinate maintenance of ledgers by other contract owner service providers.

Communication with the Funds

Serve as the designee of the Funds for receipt of purchase and redemption orders from the Account and transmit such orders, and payment therefor, to the Funds. Coordinate with the Funds' agents respecting daily valuation of the Funds' shares and the Accounts' units.

Purchase Orders

-Determine net amount available for investment in the Funds.
-Deposit receipts at the Funds or the Funds' custodian (generally by wire transfer). -Determine net amount required for redemption from the Funds.
  Notify the custodian and Funds of cash required to meet payments.

Purchase and redeem shares of the Funds on behalf of the Accounts at the then current price in accordance with the terms of the Participation Agreement.

Distribute the Fund's prospectus, proxy materials, communications and reports to Contract owners.

Processing Distributions from the Funds

Record ordinary dividends and capital gain distributions.

Reports

Periodic information reporting to the Funds, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, and any other SEC filings with respect to the Accounts invested in the Funds, as not otherwise provided for.

Periodic information reporting about the Funds to Contract owners, including any necessary delivery of the Funds' prospectus and annual and semi-annual reports to contract owners, as not otherwise provided for.

Fund-related Contract Owner Services

Maintain adequate fidelity bond or similar coverage for all Company officers, employees, investment advisors and other individuals or entities controlled by the Company who deal with the money and/or securities of the Funds.

Provide ministerial information with respect to Fund inquiries (but excluding fund allocation recommendations, performance projections or any other sales-related information or advice). Oversee and assist the solicitation, counting and voting or contract owner voting interests in the Funds pursuant to Fund proxy statements.

Other Administrative Support

Provide other administrative support for the Funds as mutually agreed upon by the Company and the Funds or the Fund Administrator. Relieve the Funds of other usual or incidental administrative services provided to individual contract owners.


                                       Schedule B


Separate Accounts                                       Products

Allianz Life Insurance Company of North America     U.S. Allianz Alterity
Variable Account B
Allianz Life Insurance Company of New York          U.S. Allianz Alterity
Variable Account C


                                       Schedule C


Payments under this Agreement shall be computed on the average net assets of OVAF that are attributable to a variable life or variable annuity product listed on Schedule B hereto (which may be changed from time to time with the mutual consent of the parties to this Agreement) and that are held by a separate account listed on Schedule B hereto ("Preferred Assets") during the prior quarter, subject to adjustment under circumstances where average net assets of OVAF are attributable to Preferred Assets for a period of less than one quarter. Preferred Assets do not include assets on which OFI pays Allianz Life Insurance Company of North America pursuant to the December 1, 1999 letter agreement by and among them. OFI or its affiliates will pay an administrative assistance fee to Preferred at the annual rate of 0.25% of Preferred Assets.


                 AMENDMENT TO SERVICE AGREEMENT

The Participation Agreement dated December 1, 1999 by and among , Preferred Life Insurance Company of New York, Oppenheimer Variable Account Funds, and OppenheimerFunds, Inc. is hereby amended by deleting the existing Schedule B and inserting in lieu thereof the following:

                                   SCHEDULE B
               (1 st revised edition -effective February 1, 2000)


Separate Accounts
o        Preferred Life Insurance Company of New York Variable Account C

Products
o        USAllianz Advantage



IN WITNESS WHEREOF, the parties have caused their duly authorized officer's to execute this amendment to the participation agreement as of February 1, 2000.

Oppenheimer Funds, Inc.

/s/ Michael Keogh

Name:  Michael F.X. Keogh
Title: Vice President,

PREFERRED LIFE INSURANCE COMPANY OF NEW YORK

By:  /s/ Michael T. Westermeyer

Name:  Michael T. Westermeyer
Title:  Secretary